Management Statement Regarding Compliance
with Certain Provisions of the Investment Company Act of 1940
We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Retirement Income Fund, Schwab Monthly Income Fund — Moderate Payout, Schwab Monthly Income Fund — Enhanced Payout, Schwab Monthly Income Fund — Maximum Payout, and Schwab Balanced Fund (sixteen portfolios which are part of Schwab Capital Trust, hereafter referred to as the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2008, and from June 30, 2008 (date of our last evaluation) through October 31, 2008.
Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2008 and from June 30, 2008 through October 31, 2008, with respect to securities reflected in the investment accounts of the Funds.
Schwab Capital Trust

/s/ Randall W. Merk	2/9/2009

Randall W. Merk	Date
President and Chief Executive Officer

/s/ George Pereira	2/5/2009

George Pereira	Date
Principal Financial Officer and Treasurer

Report of Independent Registered Public Accounting Firm
To the Board of Trustees of
Schwab Capital Trust
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Retirement Income Fund, Schwab Monthly Income Fund — Moderate Payout, Schwab Monthly Income Fund — Enhanced Payout, Schwab Monthly Income Fund - Maximum Payout, and Schwab Balanced Fund (sixteen portfolios which are part of Schwab Capital Trust, hereafter collectively referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of October 31, 2008. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examinations.
Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2008 (with prior notice to management), and with respect to agreement of security purchases and sales for the period from June 30, 2008 (date of our last examination), through October 31, 2008:
•	Review of the Funds’ underlying mutual fund investments at October 31, 2008 recorded on the books and records of Charles Schwab & Co, Inc. (“CSC”) in its capacity as depositary for Brown Brothers Harriman, the Funds’ custodian on such date.

•	Confirmation of CSC’s omnibus accounts for the underlying mutual fund investments at October 31, 2008, and for a sample of days during the period from June 30, 2008 to October 31, 2008, with Boston Financial Data Services (“BFDS”).

•	Review of CSC’s reconciliation of their books and records to the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at October 31, 2008, and for a sample of days during the period from June 30, 2008 to October 31, 2008, in all material respects.

•	Agreement of the Funds’ underlying mutual fund investments at October 31, 2008 recorded on the books and records of the Funds to the books and records of CSC.

•	Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from June 30, 2008 through October 31, 2008 from the books and records of the Funds to the books and records of CSC.
We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2008 with respect to mutual fund investments reflected in the investment accounts of the Funds is fairly stated, in all material respects.
This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
February 9, 2009

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number: 811-7704	Date examination completed: October 31, 2008
2.	State Identification Number:

AL	—	AK	60032864	AZ	15575	AR	6008426	CA	505-6972	CO	IC 1993 06 160

CT	214158	DE	4552	DC	60009345	FL	—	GA	SC-MF-019938	HI	—

ID	47175	IL	60005106	IN	93-0319 IC	IA	I-36814	KS	1997S0000158	KY	60013915

LA	121486	ME	203312	MD	SM19961316	MA	—	MI	928263	MN	R-36652.1

MS	60025053	MO	1993-00496	MT	35532	NE	31,682	NV	—	NH	—

NJ	MF-4470	NM	15571	NY	S27-59-46	NC	3181	ND	R487	OH	64484

OK	SE-2165622	OR	1996-726	PA	1993-05-025MF	RI	—	SC	MF10155	SD	8359

TN	RM06-3688	TX	C 51014	UT	006-9891-16	VT	8/06/96-22	VA	116961	WA	60016323

WV	BC 30440	WI	319301-03	WY	18237	PUERTO RICO			S-17284

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Balanced Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:
	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60039730	AZ	20205	AR	60008428	CA	505-6972	CO	IC 1993 06 160

CT	214160	DE	339	DC	60009385	FL	—	GA	SC-MF-019938	HI	—

ID	49355	IL	60005106	IN	93-0319 IC	IA	I-41482	KS	1998S0001357	KY	60005040

LA	119320	ME	213755	MD	SM19981147	MA	—	MI	924329	MN	R-36652.1

MS	60030817	MO	1993-00496	MT	39119	NE	35,612	NV	—	NH	—

NJ	BEM-1167	NM	4944	NY	S30-55-49	NC	3181	ND	V578	OH	65554

OK	SE-2181916	OR	2006-1136	PA	1993-05-025MF	RI	—	SC	MF11533	SD	15702

TN	RM07-4151	TX	C 56104	UT	004-8656-45	VT	5/07/98-01	VA	116961	WA	60020838

WV	MF 32088	WI	349089-03	WY	18237	PUERTO RICO			S-19466

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack All Equity Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:
	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60036878	AZ	13076	AR	60008422	CA	505-6972	CO	IC 1993 06 160

CT	214153	DE	3149	DC	60009290	FL	—	GA	SC-MF-019938	HI	—

ID	45975	IL	60005106	IN	93-0319 IC	IA	I-34553	KS	1996S0000067	KY	60005040

LA	119320	ME	202648	MD	SM19950826	MA	95-0438	MI	928265	MN	R-36652.1

MS	60022539	MO	1993-00496	MT	33571	NE	29,687	NV	—	NH	—

NJ	BEM-1167	NM	11440	NY	S27-32-26	NC	3181	ND	N129	OH	65554

OK	SE-2181913	OR	1995-665	PA	1993-05-025MF	RI	—	SC	MF9250	SD	6517

TN	RM07-4151	TX	C 48139	UT	004-8656-45	VT	7/24/95-14	VA	116961	WA	60014080

WV	BC 30435	WI	303932-03	WY	18237	PUERTO RICO			S-16021

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack Balanced Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:
	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60036879	AZ	13077	AR	60008421	CA	505-6972	CO	IC 1993 06 160

CT	214151	DE	3150	DC	60009291	FL	—	GA	SC-MF-019938	HI	—

ID	45978	IL	60005106	IN	93-0319 IC	IA	I-34554	KS	1996S0000069	KY	60005040

LA	119320	ME	202647	MD	SM19950827	MA	95-0423	MI	928266	MN	R-36652.1

MS	60022517	MO	1993-00496	MT	33573	NE	29,680	NV	—	NH	—

NJ	BEM-1167	NM	15784	NY	S27-32-28	NC	3181	ND	N130	OH	65554

OK	SE-2181914	OR	2006-1134	PA	1993-05-025MF	RI	—	SC	MF9261	SD	6516

TN	RM07-4151	TX	C 48129	UT	004-8656-45	VT	7/24/95-13	VA	116961	WA	60014088

WV	BC 30436	WI	303935-03	WY	18237	PUERTO RICO			S-16019

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack Conservative Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:
	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60034922	AZ	13078	AR	60008420	CA	505-6972	CO	IC 1993 06 160

CT	214152	DE	3151	DC	60009292	FL	—	GA	SC-MF-019938	HI	—

ID	45976	IL	60005106	IN	93-0319 IC	IA	I-34555	KS	1996S0000068	KY	60005040

LA	119320	ME	202646	MD	SM19950820	MA	95-0424	MI	928267	MN	R-36652.1

MS	60022514	MO	1993-00496	MT	33572	NE	29,681	NV	—	NH	—

NJ	BEM-1167	NM	15782	NY	S31-76-61	NC	3181	ND	N131	OH	65554

OK	SE-2181915	OR	2006-1135	PA	1993-05-025MF	RI	—	SC	MF9260	SD	6518

TN	RM07-4151	TX	C 48130	UT	004-8656-45	VT	7/24/95-15	VA	116961	WA	60014083

WV	BC 30437	WI	303933-03	WY	18237	PUERTO RICO			S-16002

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack Growth Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:
	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60060625	AZ	50238	AR	60020972	CA	505-6972	CO	IC 1993 06 160

CT	1049549	DE	49847	DC	60032616	FL	—	GA	SC-MF-019938	HI	—

ID	62434	IL	60005106	IN	93-0319 IC	IA	I-68834	KS	2008S0001159	KY	60016807

LA	120747	ME	10018621	MD	SM20080708	MA	—	MI	953631	MN	R-36652.1

MS	60047312	MO	2008-00685	MT	62749	NE	71710	NV	—	NH	787237

NJ	MF-6047	NM	28636	NY	S32-18-45	NC	3181	ND	BA571	OH	62803

OK	SE-2170894	OR	2008-491	PA	1993-05-025MF	RI	—	SC	MF17472	SD	42546

TN	M08-1136	TX	86588	UT	007-0664-79	VT	3/18/08-37	VA	116961	WA	60048037

WV	MF-62022	WI	530030	WY	18237	PUERTO RICO			S-34947-1

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund - Enhanced Payout (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:
	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60060624	AZ	50239	AR	60020971	CA	505-6972	CO	IC 1993 06 160

CT	1049550	DE	49848	DC	60032639	FL	—	GA	SC-MF-019938	HI	—

ID	62435	IL	60005106	IN	93-0319 IC	IA	I-68833	KS	2008S0001160	KY	60016807

LA	120747	ME	10018620	MD	SM20080707	MA	—	MI	953628	MN	R-36652.1

MS	60047439	MO	2008-00686	MT	62750	NE	71711	NV	—	NH	787238

NJ	MF-6047	NM	28635	NY	S32-18-46	NC	3181	ND	BA572	OH	62803

OK	SE-2170895	OR	2008-488	PA	1993-05-025MF	RI	—	SC	MF17473	SD	42545

TN	M08-1136	TX	86589	UT	007-0664-79	VT	3/18/08-39	VA	116961	WA	60048039

WV	MF-62023	WI	530031	WY	18237	PUERTO RICO			S-34947

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund — Maximum Payout (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:	Date examination completed:
811-7704	October 31, 2008

2. State Identification Number:

AL	—	AK	60060626	AZ	50240	AR	60020973	CA	505-6972	CO	IC 1993 06 160

CT	1049567	DE	49846	DC	60032624	FL	—	GA	SC-MF-019938	HI	—

ID	62436	IL	60005106	IN	93-0319 IC	IA	I-68835	KS	2008S0001161	KY	60016807

LA	120747	ME	10018622	MD	SM20080709	MA	—	MI	953630	MN	R-36652.1

MS	60047311	MO	2008-00684	MT	62751	NE	71712	NV	—	NH	787236

NJ	MF-6047	NM	28637	NY	S32-18-44	NC	3181	ND	BA573	OH	62803

OK	SE-2170893	OR	2008-492	PA	1993-05-025MF	RI	—	SC	MF17471	SD	42547

TN	M08-1136	TX	86590	UT	007-0664-79	VT	3/18/08-38	VA	116961	WA	60048038

WV	MF-62021	WI	530004	WY	18237	PUERTO RICO			S-34947-2

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund — Moderate Payout (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60055522	AZ	41146	AR	60017063	CA	505-6972	CO	IC 1993 06 160
CT	1032978	DE	45697	DC	60023975	FL	—	GA	SC-MF-019938	HI	—
ID	58399	IL	60005106	IN	93-0319 IC	IA	I-60273	KS	2005S0001037	KY	60012844
LA	119494	ME	10008613	MD	SM20051285	MA	—	MI	945077	MN	R-36652.1
MS	60038625	MO	1993-00496	MT	54740	NE	63529	NV	—	NH	—
NJ	BEM-2865	NM	20224	NY	S31-22-20	NC	3181	ND	AR 190	OH	65555
OK	SE-2170557	OR	2005-808	PA	1993-05-025MF	RI	—	SC	MF15894	SD	34178
TN	RM06-3660	TX	C 77192	UT	006-9580-98	VT	6/29/05-30	VA	116961	WA	60039059
WV	MF 52718	WI	495564-03	WY	18237	PUERTO RICO			S-29569

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Retirement Income Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60055518	AZ	41142	AR	60017059	CA	505-6972	CO	IC 1993 06 160
CT	1032982	DE	45693	DC	60023971	FL	—	GA	SC-MF-019938	HI	—
ID	58395	IL	60005106	IN	93-0319 IC	IA	I-60269	KS	2005S0001033	KY	60012844
LA	119494	ME	10008609	MD	SM20051289	MA	—	MI	945073	MN	R-36652.1
MS	60038621	MO	1993-00496	MT	54741	NE	63,524	NV	—	NH	—
NJ	BEM-2865	NM	20223	NY	S31-22-19	NC	3181	ND	AR186	OH	65555
OK	SE-2170553	OR	2005-804	PA	1993-05-025MF	RI	—	SC	MF15893	SD	34179
TN	RM06-3660	TX	C 77193	UT	006-9580-98	VT	6/29/05-31	VA	116961	WA	60039055
WV	MF 52719	WI	495560-03	WY	18237	PUERTO RICO			S-29570

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2010 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60060363	AZ	49877	AR	60020841	CA	505-6972	CO	IC 1993 06 160
CT	1049037	DE	49710	DC	60032274	FL	—	GA	SC-MF-019938	HI	—
ID	62283	IL	60005106	IN	93-0319 IC	IA	I-68576	KS	2008S0001023	KY	60012844
LA	119494	ME	10018268	MD	SM20080407	MA	—	MI	953374	MN	R-36652.1
MS	60046962	MO	2008-00362	MT	62464	NE	71488	NV	—	NH	—
NJ	BEM-2865	NM	28312	NY	S32-17-80	NC	3181	ND	BC128	OH	65555
OK	SE-2169267	OR	2008-523	PA	1993-05-025MF	RI	—	SC	MF17424	SD	42410
TN	M08-0843	TX	86366	UT	006-9580-98	VT	2/20/08-17	VA	116961	WA	60047752
WV	MF-61675	WI	529364	WY	18237	PUERTO RICO			S-34704

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2015 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60055519	AZ	41143	AR	60017060	CA	505-6972	CO	IC 1993 06 160
CT	1032981	DE	45694	DC	60023972	FL	—	GA	SC-MF-019938	HI	—
ID	58396	IL	60005106	IN	93-0319 IC	IA	I-60270	KS	2005S0001034	KY	60012844
LA	119494	ME	10008610	MD	SM20051288	MA	—	MI	945074	MN	R-36652.1
MS	60038622	MO	1993-00496	MT	54742	NE	63525	NV	—	NH	—
NJ	BEM-2865	NM	20222	NY	S31-22-18	NC	3181	ND	AR187	OH	65555
OK	SE-2170554	OR	2005-805	PA	1993-05-025MF	RI	—	SC	MF15892	SD	34177
TN	RM06-3660	TX	C 77194	UT	006-9580-98	VT	6/29/05-32	VA	116961	WA	60039056
WV	MF 52720	WI	495561-03	WY	18237	PUERTO RICO			S-29571

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2020 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60060362	AZ	49878	AR	60020839	CA	505-6972	CO	IC 1993 06 160
CT	1049036	DE	49711	DC	60032277	FL	—	GA	SC-MF-019938	HI	—
ID	62284	IL	60005106	IN	93-0319 IC	IA	I-68577	KS	2008S0001024	KY	60012844
LA	119494	ME	10018269	MD	SM20080408	MA	—	MI	953373	MN	R-36652.1
MS	60046961	MO	2008-00361	MT	62465	NE	71489	NV	—	NH	—
NJ	BEM-2865	NM	28311	NY	S32-17-79	NC	3181	ND	BC129	OH	65555
OK	SE-2169268	OR	2008-521	PA	1993-05-025MF	RI	—	SC	MF17425	SD	42411
TN	M08-0843	TX	86367	UT	006-9580-98	VT	2/20/08-18	VA	116961	WA	60047751
WV	MF-61674	WI	529363	WY	18237	PUERTO RICO			S-34703

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2025 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60055521	AZ	41144	AR	60017062	CA	505-6972	CO	IC 1993 06 160
CT	1032980	DE	45695	DC	60023974	FL	—	GA	SC-MF-019938	HI	—
ID	58398	IL	60005106	IN	93-0319 IC	IA	I-60272	KS	2005S0001036	KY	60012844
LA	119494	ME	10008612	MD	SM20051290	MA	—	MI	945076	MN	R-36652.1
MS	60038624	MO	1993-00496	MT	54744	NE	63527	NV	—	NH	—
NJ	BEM-2865	NM	20221	NY	S31-22-16	NC	3181	ND	AR 188	OH	65555
OK	SE-2170555	OR	2005-807	PA	1993-05-025MF	RI	—	SC	MF15891	SD	34176
TN	RM06-3660	TX	C 77195	UT	006-9580-98	VT	6/29/05-33	VA	116961	WA	60039058
WV	MF 52721	WI	495563-03	WY	18237	PUERTO RICO			S-29572

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2030 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60060361	AZ	49879	AR	60020840	CA	505-6972	CO	IC 1993 06 160
CT	1049035	DE	49709	DC	60032278	FL	—	GA	SC-MF-019938	HI	—
ID	62285	IL	60005106	IN	93-0319 IC	IA	I-68578	KS	2008S0001025	KY	60012844
LA	119494	ME	10018270	MD	SM20080409	MA	—	MI	953372	MN	R-36652.1
MS	60046960	MO	2008-00363	MT	62466	NE	71490	NV	—	NH	—
NJ	BEM-2865	NM	28310	NY	S32-17-78	NC	3181	ND	BC130	OH	65555
OK	SE-2169269	OR	2008-522	PA	1993-05-025MF	RI	—	SC	MF17423	SD	42412
TN	M08-0483	TX	86368	UT	006-9580-98	VT	2/20/08-19	VA	116961	WA	60047750
WV	MF-61673	WI	529362	WY	18237	PUERTO RICO			S-34702

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2035 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment
Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	October 31, 2008

2.	State Identification Number:

AL	—	AK	60055520	AZ	41145	AR	60017061	CA	505-6972	CO	IC 1993 06 160
CT	1032979	DE	45696	DC	60023973	FL	—	GA	SC-MF-019938	HI	—
ID	58397	IL	60005106	IN	93-0319 IC	IA	I-60271	KS	2005S0001035	KY	60012844
LA	119494	ME	10008611	MD	SM20051291	MA	—	MI	945075	MN	R-36652.1
MS	60038623	MO	1993-00496	MT	54743	NE	63528	NV	—	NH	—
NJ	BEM-2865	NM	20220	NY	S31-22-17	NC	3181	ND	AR 189	OH	65555
OK	SE-2170556	OR	2005-806	PA	1993-05-025MF	RI	—	SC	MF15890	SD	34175
TN	RM06-3660	TX	C 77196	UT	006-9580-98	VT	6/29/05-34	VA	116961	WA	60039057
WV	MF 52722	WI	495562-03	WY	18237	PUERTO RICO			S-29573

Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2040 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105